Exhibit 99

Resideo Announces First Quarter 2021 Financial Results

AUSTIN, Texas, May 6, 2021 – Resideo Technologies, Inc. (NYSE: REZI), a leading global provider of home comfort and security solutions and distributor of commercial and residential security and audio-visual products, today announced financial and operating results for the first quarter ended April 3, 2021.

First Quarter 2021 Highlights

•	Net revenue of $1.4 billion, up 20% from $1.2 billion in the first quarter 2020

•	Gross profit margin of 25.9%, up 180 basis points compared to gross profit margin of 24.1% in the prior year comparable period

•	Operating profit of $130 million, an increase of $96 million over operating profit of $34 million in the first quarter 2020

•	Positive cash provided by operating activities of $5 million, an improvement of $79 million compared to cash used for operating activities of $74 million in the prior year comparable period

First Quarter 2021 Performance

Consolidated revenue of $1.4 billion in the first quarter 2021 increased 20% compared with $1.2 billion in the first quarter 2020. Products & Solutions revenue was $606 million, an increase of 28% compared with revenue of $475 million in the prior year comparable period due to strong demand across Products & Solutions’ primary end markets and channels. ADI Global Distribution revenue was $813 million, an increase of 15% compared with revenue of $704 million in the prior year comparable period due to improved demand for products serving both commercial and residential markets and growth in e-commerce sales.

Gross profit margin for the first quarter 2021 was 25.9%, up 180 basis points compared to 24.1% in the first quarter 2020. Products & Solutions gross profit margin of 38.0% increased 410 basis points from 33.9% in the first quarter 2020. The increase was primarily attributable to higher sales volumes and engineering and supply chain productivity improvements, partially offset by higher freight and logistics costs. ADI Global Distribution gross profit margin was 17.2%, a decline of 70 basis points compared to the prior year comparable period gross profit margin of 17.9%. The decline was primarily a result of lower supplier rebates and unfavorable sales mix in the EMEA region, partially offset by higher product line margin in the North America region.

Resideo’s operating profit of $130 million in the first quarter 2021 was up $96 million compared to first quarter 2020 operating profit of $34 million. Products & Solutions operating profit of $130 million in the first quarter 2021 increased from $58 million in the first quarter 2020. The increase was the result of higher volumes, improved gross profit margin and a reduction in overall operating expense. ADI Global Distribution operating profit increased to $59 million in the first quarter 2021 from $48 million in the first quarter 2020, primarily due to higher revenue. Total Corporate costs were $59 million in the first quarter 2021, down $13 million from $72 million in the prior year comparable period primarily due to transformation program savings, reduced spin related expenses and lower restructuring costs.

Net income for the first quarter 2021 was $49 million, or $0.33 per diluted common share, compared with a net loss of $21 million, or a loss of $0.17 per diluted common share, in the first quarter 2020.

Cash Flow and Liquidity

The company reported net cash provided by operating activities of $5 million for the first quarter 2021, an increase of $79 million from the prior year comparable period. This improvement was primarily due to higher net income. On April 3, 2021, Resideo had cash and cash equivalents of $508 million and total outstanding debt of $1.2 billion.

Outlook

The company today updated its outlook for 2021 and now expects full year revenue to be in the range of $5.5 billion to $5.7 billion, gross profit margin in the range of 26% to 29% and operating profit in the range of $500 million to $550 million.

The company expects second quarter 2021 revenue to be in the range of $1.40 billion to $1.45 billion, gross profit margin in the range of 25.5% to 27.5% and operating profit in the range of $115 million to $125 million.

Management Remarks

“Our positive momentum continued across both Products & Solutions and ADI in the first quarter,” commented Jay Geldmacher, Resideo’s president and CEO. “Residential market demand remains robust, and ADI is seeing improved activity in commercial markets. Strong top line performance along with our ongoing transformation work enabled us to expand our consolidated margins and overall profitability while also increasing our investment in both Products & Solutions and ADI.

“We are well positioned in both of our segments to take advantage of current market tailwinds and the positive long-term secular trends of increased investment in the home and demand for professional security solutions. While we continue to closely monitor developments around COVID-19 and supply chain and logistical challenges, our current visibility indicates a favorable operating environment as we move through 2021.”

Conference Call and Webcast Details

Resideo will hold a conference call with investors on May 6, 2021, at 5:00 p.m. EDT. A real-time audio webcast of the call will be accessible at https://investor.resideo.com, where related materials will be posted before the call. A replay of the webcast will be available following the presentation. To join the conference call, please dial 833-972-2949 (U.S., toll-free) or 1-236-714-2869 (international), with the conference title “Resideo First Quarter 2021 Earnings” or the conference ID: 9843267.

About Resideo

Resideo is a leading global manufacturer and distributor of technology-driven products and solutions that provide comfort, security, energy efficiency and control to customers worldwide. Building on a 130-year heritage, Resideo has a presence in more than 150 million homes, with 15 million systems installed in homes each year. We continue to serve more than 110,000 professionals through leading distributors, including our ADI Global Distribution business, which exports to more than 100 countries from nearly 200 stocking locations around the world. For more information about Resideo, please visit www.resideo.com.

Contacts:
Investors:	Media:
Jason Willey	Oliver Clark
investorrelations@resideo.com	oliver.clark@resideo.com

Table 1: SUMMARY OF INTERIM FINANCIAL RESULTS (UNAUDITED)

(In millions)

	Q1 2021
	Products & Solutions	ADI Global Distribution	Corporate	Total Company
Revenue (1)	$606	$813	$—	$1,419
Cost of goods sold	376	673	2	1,051

Gross profit (loss)	230	140	(2)	368
Selling, general and administrative expenses	100	81	57	238

Operating profit (loss)	$130	$59	$(59)	$130

	Q1 2020
	Products & Solutions	ADI Global Distribution	Corporate	Total Company
Revenue (1)	$475	$704	$—	$1,179
Cost of goods sold	314	578	3	895

Gross profit (loss)	161	126	(3)	284
Selling, general and administrative expenses	103	78	69	250

Operating profit (loss)	$58	$48	$(72)	$34

	Q1 2021 % change compared to Q1 2020
	Products & Solutions	ADI Global Distribution	Corporate	Total Company
Revenue (1)	28%	15%	N/A	20%
Cost of goods sold	20%	16%	(33)%	17%
Gross profit (loss)	43%	11%	(33)%	30%
Selling, general and administrative expenses	(3)%	4%	(17)%	(5)%
Operating profit (loss)	124%	23%	(18)%	282%

(1)

Represents Product & Solutions revenue, excluding intersegment revenue of $94 million for the three months ended April 3, 2021 and $84 million for the three months ended March 28, 2020. ADI Global Distribution does not have any intersegment revenue.

Table 2: CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	April 3,	March 28,
	2021	2020
	(In millions except share and per share data)
Net revenue	$1,419	$1,179
Cost of goods sold	1,051	895

Gross profit	368	284
Selling, general and administrative expenses	238	250
Operating profit	130	34
Other expense, net	44	42
Interest expense	13	17
Income (loss) before taxes	73	(25)
Tax expense (benefit)	24	(4)

Net income (loss)	$49	$(21)

Weighted Average Number of Common Shares Outstanding (in thousands)
Basic	143,382	122,962
Diluted	147,656	122,962
Earnings (loss) Per Share
Basic	$0.34	$(0.17)
Diluted	$0.33	$(0.17)

Table 3: CONSOLIDATED INTERIM BALANCE SHEETS (UNAUDITED)

	April 3,	December 31,
	2021	2020
	(In millions, except number of shares which are reflected in thousands and par value)
ASSETS
Current assets:
Cash and cash equivalents	$508	$517
Accounts receivables – net	875	863
Inventories – net	681	672
Other current assets	156	173
Total current assets	2,220	2,225
Property, plant and equipment – net	307	318
Goodwill	2,675	2,691
Other assets	374	376
Total assets	$5,576	$5,610

LIABILITIES
Current liabilities:
Accounts payable	$908	$936
Current maturities of long-term debt	10	7
Accrued liabilities	528	595
Total current liabilities	1,446	1,538
Long-term debt	1,186	1,155
Obligations payable under Indemnification Agreements	583	590
Other liabilities	329	334
EQUITY
Common stock, $0.001 par value, 700,000 shares authorized, 144,888 and 143,819 shares issued and outstanding as of April 3, 2021, 143,959 and 143,059 shares issued and outstanding as of December 31, 2020, respectively	—	—
Additional paid-in capital	2,088	2,070
Treasury stock, at cost	(10)	(6)
Retained earnings	124	75
Accumulated other comprehensive loss	(170)	(146)
Total equity	2,032	1,993

Total liabilities and equity	$5,576	$5,610

Table 4: CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended
	April 3,	March 28,
	2021	2020
	(In millions)
Cash flows provided by (used for) operating activities:
Net income (loss)	$49	$(21)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	23	21
Stock compensation expense	9	7
Other	25	12
Changes in assets and liabilities, net of acquired companies:
Accounts receivable	(17)	(17)
Inventories – net	(10)	(6)
Other current assets	16	10
Accounts payable	(15)	(1)
Accrued liabilities	(66)	(75)
Obligations payable under Indemnification Agreements	(7)	(2)
Other	(2)	(2)
Net cash provided by (used for) operating activities	5	(74)

Cash flows used for investing activities:
Expenditures for property, plant, equipment and other intangibles	(19)	(16)
Cash paid for acquisitions, net of cash acquired	(5)	(35)
Net cash used for investing activities	(24)	(51)
Cash flows provided by financing activities:
Proceeds from long-term debt	950	—
Payment of debt facility issuance and modification costs	(21)	—
Net proceeds from revolving credit facility	—	350
Repayment of long-term debt	(921)	—
Other	5	(1)
Net cash provided by financing activities	13	349
Effect of foreign exchange rate changes on cash and cash equivalents	(3)	(8)

Net (decrease) increase in cash and cash equivalents	(9)	216
Cash and cash equivalents at beginning of period	517	122
Cash and cash equivalents at end of period	$508	$338

Forward-Looking Statements

This release contains “forward-looking statements.” All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, (1) the duration and severity of the COVID-19 pandemic and the disruption to our business and the global economy caused by it, including (A) its effect on the demand for our products and services, (B) its effect on our and our business partners’ supply chains, workforce, liquidity, spending and timing for payments and disbursements, and (C) the impact of potential facility closures and the modified working conditions at our corporate offices, Product & Solutions segment and ADI Global Distribution segment, (2) the amount of our obligations and nature of our contractual restrictions pursuant to, and disputes that have or may hereafter arise under, the agreements we entered into with Honeywell in connection with our spin-off, (3) the likelihood of continued success of our transformation programs and initiatives, and (4) the other risks described under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2020 and other periodic filings we make from time to time with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, such as (i) the outlook regarding second quarter 2021 and full year 2021 and (ii) the impact of the COVID-19 pandemic on our business and operations. Forward-looking statements are not guarantees of future performance, and actual results, developments, and business decisions may differ from those envisaged by our forward-looking statements. Except as required by law, we undertake no obligation to update such statements to reflect events or circumstances arising after the date of this press release, and we caution investors not to place undue reliance on any such forward-looking statements.

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